J.P. Morgan Institutional International Bond Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets. 2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry. 2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities. 2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law. 2e. To approve the amendment of the Fund's investment restriction relating to underwriting. 2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate. 2g. To approve the amendment of the Fund's investment restriction relating to commodities. 2h. To approve the amendment of the Fund's investment restriction relating to lending. 2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental. 3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental. 4. To approve a new investment advisory agreement of the Fund.
5. To amend the Declaration of Trust to provide dollar-based voting rights. 6. To ratify the selection of independent accountants, PricewaterhouseCoopers LLP. The results of the proxy solicitation on the above matters were as follows:

                                                                       Votes for        Votes against     Abstentions
Directors/Matter
1.    Frederick S. Addy                                                2,592,561,591    8,840,251         --
     William G. Burns                                                  2,592,561,591    8,840,251         --
     Arthur C. Eschenlauer                                             2,592,561,591    8,840,251         --
     Matthew Healey                                                    2,592,561,591    8,840,251         --
     Michael P. Mallardi                                               2,592,561,591    8,840,251         --
1.    Amending of Investment Restrictions:
     a.  Relating to diversification of assets                         358,915          9,828             19,394
     b.  Relating to concentration of assets                           356,915          11,151            19,394
     c.  Relating to issuance of senior securities                     354,355          9,113             23,992
     d.  Relating to borrowing                                         360,106          11,151            16,203
     e.  Relating to underwriting                                      356,915          11,151            19,394
     f.  Relating to investment in real estate                         356,915          11,151            19,394
     g.  Relating to commodities                                       356,915          11,151            19,394
     h.  Relating to lending                                           356,915          11,151            19,394
     i.   Reclassification of other restrictions as nonfundamental     361,429          8,888             17,143
3.   Reclassification of investment objectives                         343,898          26,419            17,143
4.   Investment advisory agreement                                     404,544          11,304            17,142
5.   Dollar-based voting rights                                        2,411,567,264    7,638,329         179,591,823
6.   Independent accountants, PricewaterhouseCoopers LLP               2,402,592,025    19,567,729        179,242,087
